Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Lori Varlas

Central Garden & Pet Company

925.948.3670

CENTRAL GARDEN & PET COMPANY ANNOUNCES FISCAL 2011 FIRST QUARTER

RESULTS

WALNUT CREEK, CALIFORNIA, February 2, 2011 – Central Garden & Pet Company (NASDAQ: CENT/CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today announced results for its first quarter ended December 25, 2010.

The Company reported first quarter net sales of $282 million, an increase of 5 percent over the same period a year ago. Net sales increased in both its Garden and Pet segments. The Company reported an operating loss of $6.5 million compared to operating income of $0.5 million in the comparable prior year period due primarily to rising grain and other raw material prices and increased marketing and brand building expenditures. The net loss for the quarter was $9.6 million, or $0.16 per share compared to a net loss of $2.9 million or $0.04 per share in the year ago period. The Company historically reports a loss in its first fiscal quarter given the seasonal nature of the lawn and garden category.

Branded product sales increased 5 percent to $231 million. Sales of other manufacturers’ products increased 4 percent to $51 million. Depreciation and amortization expense was $7 million in the first quarter of 2011, consistent with the first quarter of the prior year. Net interest expense was $8.9 million compared to $4.9 million a year ago. The quarter ending senior secured leverage ratio, as defined in the Company’s credit agreement, was 2.7x. At December 25, 2010, the Company’s cash and short term investment balance was $91 million. The Company repurchased $15 million of its common stock during the quarter under its $100 million stock repurchase program announced in July 2010.

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“Our revenues grew for both our Garden and Pet segments in a quarter which is seasonally a slow period for the garden category,” said Bill Brown, Chairman and Chief Executive Officer. “We were pleased with the first quarter revenue growth, although our quarterly results were impacted by rising input costs and our strategic investment in brand building. Going forward, we will continue to pursue growth opportunities and operating efficiencies while investing in innovation and marketing. We intend to leverage the strength of our product portfolio, our distribution network, and the strong relationships we have with our customers in order to deliver consistent profitable growth.”

Net sales for the Garden Products segment in the first quarter were $95 million, an increase of 8 percent from $88 million in the comparable fiscal 2010 period. The Garden Product segment’s operating loss was $8.0 million compared to a loss of $6.3 million in the first quarter of 2010. Branded product sales increased $6 million to $80 million. Sales of other manufacturers’ products increased 10 percent to $15 million. Net sales for the Pet Products segment were $187 million, an increase of 3 percent compared to $182 million in the year ago period. Operating income for the Pet Products segment was $11.4 million, compared to $17.6 million in the comparable prior year period. Branded product sales were $151 million, an increase of $5 million compared to last year. The Pet segment’s sales of other manufacturers’ products were $36 million and remained flat compared to last year.

The Company will discuss its first quarter results on a conference call today at 4:30 p.m. EST / 1:30 p.m. PST. Individuals may access the call by dialing 1-888-679-8038 and passcode 153202907 (domestic) or 1-617-213-4850 and passcode 153202907 (international). The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

In order to simplify your registration process, you may pre-register at the following link:

https://www.theconferencingservice.com/prereg/key.process?key=PELV8Y7B4. By pre-registering, you may bypass the operator and go directly to the teleconference with a unique PIN number as soon as the call begins. At the time of the call, after dialing the number and passcode mentioned above, enter your PIN for immediate access to the teleconference.

Re-play dial-in numbers for the call will be available for three weeks: 1-888-286-8010 and passcode 1504 3145 (domestic) and 1-617-801-6888 and passcode 1504 3145 (international).

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed including the brands PENNINGTON®, SMART SEED® and THE REBELS™; wild bird feed and the brands PENNINGTON® and KAYTEE®; weed and insect control and the brands AMDRO®, SEVIN®, and Over ‘N Out®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY®, CEDAR WORKS® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,300 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to Central’s SEC filings, please visit Central’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including those relating to potential operating efficiencies, new product introductions and potential growth opportunities are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Annual Report on Form 10-K, filed November 19, 2010, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables Follow)

Central Garden & Pet Company

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	December 26,	December 25,
	2009	2010
Net Sales	$269,236	$281,719
Cost of Goods Sold and Occupancy	181,467	198,662

Gross Profit	87,769	83,057

Selling, General and Administrative
Expenses	87,248	89,540

Income (Loss) from Operations	521	(6,483)

Interest Expense	(4,944)	(9,039)
Interest Income	10	133
Other Income (Expense)	592	(406)

Loss Before Income Tax Benefit	(3,821)	(15,795)

Income Tax Benefit	(1,402)	(6,117)

Loss Including Non Controlling Interest	(2,419)	(9,678)
Net Income (Loss) Attributable
Non Controlling Interest	475	(86)

Net Loss Attributable to Central Garden & Pet	$(2,894)	$(9,592)

Basic and Diluted Loss Per Common Share:	$(0.04)	$(0.16)

Weighted Average Shares Outstanding:
Basic and Diluted	66,828	60,941

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Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 26, 2009	December 25, 2010	September 25, 2010
Assets
Current Assets:
Cash and Cash Equivalents	$91,791	$75,317	$91,460
Short Term Investments	—	15,320	15,320
Accounts Receivable	128,991	130,618	192,422
Inventories	327,403	341,621	285,964
Other Current Assets	48,023	52,610	42,733

Total Current Assets	596,208	615,486	627,899

Property and Equipment - Net	162,336	165,959	165,281

Goodwill	207,749	208,348	207,319
Other Intangible Assets – Net	102,236	85,768	86,798
Deferred Income Taxes and Other Assets	53,448	37,419	43,587

Total	$1,121,977	$1,112,980	$1,130,884

Liabilities and Equity
Current Liabilities:
Accounts Payable	$117,635	$115,651	$112,611
Accrued Expenses	83,091	84,931	81,418
Current Portion of Long-Term Debt	3,256	147	165

Total Current Liabilities	203,982	200,729	194,194

Long-Term Debt	404,007	400,141	400,106
Other Long-Term Obligations	4,405	4,462	4,441
Total Central Garden & Pet Company
Shareholders’ Equity	509,623	507,787	530,696
Non Controlling Interest	(40)	(139)	1,447

Total Equity	509,583	507,648	532,143

Total	$1,121,977	$1,112,980	$1,130,884